Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

December 31, 2010

The balances in the sub-accounts on deposit with the trustee as of the above date were:

		Series 2003-1	Series 2004-1

General Sub-Account		$26,318,061.14	$13,935,340.78
Capital Sub-Account		$2,500,372.00	$3,948,990.47
Overcollateralization Sub-Account		$1,373,201.20	$2,139,013.09
Reserve Sub-Account		$1.48	$3,525,873.32

REP Deposit Account *	$5,362,954.78

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.